Exhibit 99.1

SEVERANCE AGREEMENT

(US-Based Executives)

This Severance Agreement (the “Agreement”) is entered into this            day of                             , 2006 (the “Effective Date”), between Verigy Ltd., a Singapore corporation (the “Company”), and                              (“Executive”), who currently serves as [title] of the Company.

RECITALS

A.            As is the case with most, if not all, publicly traded businesses, it is expected that the Company from time to time may consider or may be presented with the need to consider the possibility of an acquisition by another company or other change in control of the ownership of the Company.  The Board of Directors of the Company (the “Board”) recognizes that such considerations can be a distraction to Executive and can cause Executive to consider alternative employment opportunities or to be influenced by the impact of a possible change in control of the ownership of the Company on Executive’s personal circumstances in evaluating such possibilities.  The Board has determined that it is in the best interests of the Company and its shareholders to ensure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of a Change of Control of the Company.

B.            The Board believes that it is in the best interests of the Company and its shareholders to provide Executive with an incentive to continue his/her employment and to motivate Executive to maximize the value of the Company for the benefit of its shareholders.

C.            The Board believes that it is important to provide Executive with certain benefits upon Executive’s termination of employment in certain instances that provide Executive with enhanced financial security and incentive and encouragement to Executive to remain with the Company.

D.            At the same time, the Board expects the Company to receive certain benefits in exchange for providing Executive with this measure of financial security and incentive under the Agreement.  Therefore, the Board believes that Executive should provide various specific commitments, which are intended to assure the Company that Executive will not direct Executive’s skills, experience and knowledge to the detriment of the Company for a period not to exceed the period during which payments are being made to Executive under this Agreement.

E.             Certain capitalized terms used in this Agreement are defined in Article VIII.

The Company and Executive hereby agree as follows:

ARTICLE I

EMPLOYMENT BY THE COMPANY

1.1          This Agreement shall be in effect commencing on the Effective Date and ending on the later of (i) the date when Executive ceases to be employed by the Company for any reason or (ii) the date when all obligations of the parties under this Agreement have been met.

1.2          The Company and Executive each agree and acknowledge that Executive is employed by the Company as an “at-will” employee and that either Executive or the Company has the right at any time to terminate Executive’s employment with the Company, with or without cause or advance notice, for any reason or for no reason.  This Agreement does not constitute a contract of employment or impose on Executive any obligation to remain as an employee or impose on the Company any obligation (i) to retain Executive as an employee, (ii) to change the status of Executive as an at-will employee or (iii) to change the Company’s policies regarding termination of employment.  In this Agreement, the Company and Executive wish to set forth the compensation and benefits that Executive shall be entitled to receive in the event that Executive’s employment with the Company terminates under the circumstances described in Article II or III.

1.3          The duties and obligations of the Company to Executive under this Agreement shall be in consideration for Executive’s past services to the Company, Executive’s continued employment with the Company, Executive’s compliance with the obligations described in Section 5.4, and Executive’s execution of the general waiver and release described in Section 5.5.  The Company and Executive agree that Executive’s compliance with the obligations described in Section 5.4 and Executive’s execution of the general waiver and release described in Section 5.5 are preconditions to Executive’s entitlement to the receipt of benefits under this Agreement and that these benefits shall not be earned unless all such conditions have been satisfied through the scheduled date of payment.  The Company hereby declares that it has relied upon Executive’s commitments under this Agreement to comply with the requirements of Article V and would not have been induced to enter into this Agreement or to execute this Agreement in the absence of such commitments.

ARTICLE II

TERMINATION BEFORE CHANGE IN CONTROL

2.1          Termination without Cause.  In the event (i) Executive’s employment with the Company and its subsidiaries is involuntarily terminated at any time by the Company without Cause or (ii) Executive voluntarily terminates his/her employment within three months of the occurrence of an event constituting Good Reason and on account of an event constituting Good Reason and, in each case, Article III does not apply, then such termination of employment will be a Termination Event and the Company shall pay Executive the compensation and benefits described in this Article II.

2.2          Disability.  In the event Executive’s employment with the Company and its subsidiaries terminates as a result of his/her Disability, then Executive shall be entitled to the pro rated final period bonus described in Section 2.5, the stock award acceleration described in Section 2.6 and the Company-paid health insurance coverage described in Section 2.7 (but none of the other compensation and benefits described in this Article II).

2.3          Death.  In the event Executive’s employment with the Company and its subsidiaries terminates as a result of his/her death, then Executive’s survivors shall be entitled to the pro rated final period bonus described in Section 2.5 and the stock award acceleration described in Section 2.6 (but none of the other compensation and benefits described in this Article II).

2.4          Salary Continuation upon Termination before Change in Control.  If a Termination Event described in Section 2.1 occurs, Executive shall receive an amount equal to the sum of Executive’s Base Salary and Target Bonus, less any applicable withholding of federal, state, local or foreign taxes.  Such salary and bonus continuation shall be paid in accordance with the Company’s standard payroll procedures in equal installments over the 12-month period following the date of the Termination Event.

2.5          Bonus for Final Period.  If a Termination Event described in Section 2.1 occurs, Executive shall receive a pro rated bonus for the performance period in which the Termination Event occurs (in addition to the amount described in Section 2.4).  The amount of the bonus shall be equal to the Target Bonus for the period in which the Termination Event occurred multiplied by a fraction in which (i) the numerator is the number of days from and including the first day of the performance period until and including the date of the Termination Event and (ii) the denominator is the number of days in the performance period.  Such bonus shall be paid on the date Executive would have received the bonus if the Termination Event had not occurred during such performance period.  Executive’s rights to the payment provided in this Section 2.5 shall not be subject to Section 5.4.

2.6          Stock Award Acceleration upon Termination before Change in Control.

(a)           The vested portion of Executive’s stock options and stock appreciation rights (the “Stock Options”) that are outstanding as of the date of an event described in Section 2.1, 2.2 or 2.3 shall be determined as follows upon the occurrence of such event:

(i)           A period equal to 12 months shall be added to the actual length of Executive’s service; and
(ii)          If the vested portion of the Stock Options otherwise would be determined in increments larger than one month, then the vesting of the Stock Options shall be prorated on the basis of the full months of service completed by Executive since the vesting commencement date of the Stock Options.(1)

(1) For example, assume that Executive’s Stock Options ordinarily vest in four equal annual installments and that Executive is subject to an event described in Section 2.1, 2.2 or 2.3 after completing 18 months of service from the vesting commencement date.  Executive would be vested in 18/48ths of the Stock Options for the actual period of service plus 12/48ths of the Stock Options for the added vesting provided herein, for a total of 30/48ths vested.

(b)           The Stock Options shall remain exercisable until the fifteen month anniversary of the date of the Termination Event provided that Executive complies with his/her obligations under Article V of this Agreement. The term “Stock Options” shall not include any rights of Executive under the Company’s 2006 Employee Shares Purchase Plan or similar plans.

(c)           The vested portion of Executive’s restricted stock awards (“Restricted Stock”) that are outstanding as of the date of an event described in Section 2.1, 2.2 or 2.3 shall be determined as follows upon the occurrence of such event:

(i)           A period equal to 12 months shall be added to the actual length of Executive’s service; and
(ii)          If the vested portion of the Restricted Stock otherwise would be determined in increments larger than one month, then the vesting of the Restricted Stock shall be prorated on the basis of the full months of service completed by Executive since the vesting commencement date of the Restricted Stock.

All shares of Restricted Stock that have not yet been delivered to Executive or his/her designee (whether because subject to joint escrow instructions or otherwise) shall be promptly delivered to Executive or his/her designee upon the occurrence of an event described in Section 2.1, 2.2 or 2.3.

(d)           The vested portion of Executive’s stock unit awards (the “Stock Units”) that are outstanding as of the date of an event described in Section 2.1, 2.2 or 2.3 shall be determined as follows upon the occurrence of such event:

(i)           A period equal to 12 months shall be added to the actual length of Executive’s service; and
(ii)          If the vested portion of the Stock Units otherwise would be determined in increments larger than one month, then the vesting of the Stock Units shall be prorated on the basis of the full months of service completed by Executive since the vesting commencement date of the Stock Units.

All Stock Units that have not yet been settled shall be promptly settled, in the form specified in the relevant Stock Unit agreements and relevant stock plans under which the Stock Units were granted, upon the occurrence of an event described in Section 2.1, 2.2 or 2.3.

2.7          Health & Welfare Benefits Coverage.

(a)           Following the occurrence of a Termination Event described in Section 2.1, to the extent permitted by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and by the Company’s group health insurance policies, Executive and his/her covered dependents will be eligible to continue their health insurance benefits at their own expense.  If Executive elects COBRA continuation, the Company shall pay Executive’s and his/her covered dependents’ COBRA continuation premiums for 12 months following the date of such Termination Event, provided that the Company’s obligation to make such payments shall cease immediately to the extent that Executive and/or Executive’s covered dependents are no longer entitled to receive COBRA continuation coverage.  Executive agrees to notify a duly authorized officer of the Company, in writing, immediately upon Executive’s or a covered dependent’s beginning to receive health benefits from another source, or as otherwise required by COBRA.  This Section 2.7(a) provides only for the Company’s payment of COBRA continuation premiums for the periods specified above, and does not affect the rights of Executive or Executive’s covered dependents under any applicable law with respect to health insurance continuation coverage.

(b)           Following the occurrence of a Termination Event described in Section 2.1, to the extent permitted by the Company’s health and welfare plans (other than the medical plan described in Section 2.7(a)), Executive and his/her covered dependents will be eligible to continue their benefits, and the Company shall pay Executive’s and his/her covered dependents’ continuation premiums under such plans for 12 months following the date of such Termination Event, provided that the Company’s obligation to make such payments shall cease immediately to the extent that Executive and/or Executive’s covered dependents are no longer entitled to receive continuation coverage in accordance with the plans.

ARTICLE III

TERMINATION AFTER CHANGE IN CONTROL

3.1          Involuntary Termination upon or Following Change of Control.  In the event Executive’s employment with the Company and its subsidiaries is involuntarily terminated at any time by the Company without Cause either (i) at the time of or within 24 months following the occurrence of a Change of Control, (ii) within three months prior to a Change of Control, whether or not such termination is at the request of an Acquiror, or (iii) at any time prior to a Change of Control, if such termination is at the request of an Acquiror, then such termination of employment will be a Termination Event and the Company shall pay Executive the compensation and benefits described in this Article III.  If the Company reasonably believes that a Change of Control will not occur within three months following the termination of Executive, but in fact a Change of Control does occur within three months following such termination, Executive will be provided with the compensation and benefits described in this Article III, subject to the terms of this Agreement, not later than the time immediately prior to the Change of Control.  An “Acquiror” is either a person or a member of a group of related persons representing such group that in either case obtains effective control of the Company in the transaction or a group of related transactions constituting the Change of Control.  For the elimination of doubt, in the event Executive’s employment with the Company and its subsidiaries is involuntarily terminated by the Company without Cause and the circumstances described in this Section 3.1 are not applicable, then Article II will apply to such event.

3.2          Voluntary Termination For Good Reason Upon or Following Change of Control.

(a)           Executive may voluntarily terminate his/her employment with the Company and its subsidiaries at any time.  In the event Executive voluntarily terminates his/her employment within three months of the occurrence of an event constituting Good Reason and on account of an event constituting Good Reason, which event occurs either (i) at the time of or within 24 months following the occurrence of a Change of Control, (ii) within three months prior to a Change of Control, whether or not such termination is at the request of an Acquiror, or (iii) at any time prior to a Change of Control, if such triggering event or Executive’s termination is at the request of an Acquiror, then such termination of employment will be a Termination Event and the Company shall pay Executive the compensation and benefits described in this Article III.  If the Company reasonably believes that a Change of Control will not occur within three months following the voluntary termination for Good Reason by Executive, but a Change of Control does in fact occur within three months following such termination, Executive will be provided with the compensation and benefits described in this Article III, subject to the terms of this Agreement, not later than the time immediately prior to the Change of Control.

(b)           In the event Executive voluntarily terminates his/her employment for any reason other than on account of an event constituting Good Reason under the circumstances described in Section 3.2(a), then such termination of employment will not be a Termination Event, Executive will not be entitled to receive any payments or benefits under the provisions of this Agreement, and the Company will cease paying compensation or providing benefits to Executive as of Executive’s termination date.

3.3          Lump Sum Payment upon Termination after Change in Control.  If a Termination Event described in this Article III occurs, Executive shall receive an amount equal to two times the sum of Executive’s Base Salary and Target Bonus, less any applicable withholding of federal, state, local or foreign taxes.  Such salary and bonus amount shall be paid in a single lump sum on the date of a Termination Event described in Section 3.1 or within two business days after the date of a Termination Event described in Section 3.2(a).

3.4          Bonus for Final Period.  If a Termination Event described in this Article III occurs, Executive shall receive a pro rated bonus for the performance period in which the Termination Event occurs (in addition to the amount described in Section 3.4).  The amount of the bonus shall be equal to Target Bonus for the period in which the Termination Event occurred multiplied by a fraction in which (i) the numerator is the number of days from and including the first day of the performance period until and including the date of the Termination Event and (ii) the denominator is the number of days in the performance period.  Such bonus shall be paid on the date Executive would have received the bonus if the Termination Event had not occurred during such performance period.  Executive’s rights to the payment provided in this Section 3.4 shall not be subject to Section 4.4.

3.5          Stock Award Acceleration upon Termination after Change in Control.

(a)           Executive’s Stock Options that are outstanding as of the date of a Termination Event described in this Article III shall become fully vested upon the occurrence of such Termination Event and exercisable so long as Executive complies with the restrictions and limitations set forth in Article V.  The Stock Options shall remain exercisable until the second anniversary of the date of the Termination Event provided that Executive complies with his/her obligations under Article V of this Agreement. The term “Stock Options” shall not include any rights of Executive under the Company’s 2006 Employee Shares Purchase Plan or similar plans.

(b)           Executive’s Restricted Stock awards that are outstanding as of the date of a Termination Event described in this Article III shall become fully vested and free from any contractual rights of the Company to repurchase or otherwise reacquire the Restricted Stock as a result of Executive’s termination of employment.  All shares of Restricted Stock that have not yet been delivered to Executive or his/her designee (whether because subject to joint escrow instructions or otherwise) shall be promptly delivered to Executive or his/her designee upon the occurrence of a Termination Event described in this Article III.

(c)           Executive’s Stock Units that are outstanding as of the date of a Termination Event described in this Article III shall become fully vested as a result of Executive’s termination of employment.  All Stock Units that have not yet been settled shall be promptly settled, in the form specified in the relevant Stock Unit agreements and relevant stock plans under which the Stock Units were granted, upon the occurrence of a Termination Event described in this Article III.

3.6          Health & Welfare Benefits Coverage.

(a)           Following the occurrence of a Termination Event described in this Article III, to the extent permitted by COBRA and by the Company’s group health insurance policies, Executive and his/her covered dependents will be eligible to continue their health insurance benefits at their own expense.  If Executive elects COBRA continuation, the Company shall pay Executive’s and his/her covered dependents’ COBRA continuation premiums for 24 months following the date of such Termination Event, provided that the Company’s obligation to make such payments shall cease immediately to the extent that Executive and/or Executive’s covered dependents are no longer entitled to receive COBRA continuation coverage.  Executive agrees to notify a duly authorized officer of the Company, in writing, immediately upon Executive’s or a covered dependent’s beginning to receive health benefits from another source, or as otherwise required by COBRA.  This Section 3.6(a) provides only for the Company’s payment of COBRA continuation premiums for the periods specified above.  This Section 3.6(a) does not affect the rights of Executive or Executive’s covered dependents under any applicable law with respect to health insurance continuation coverage.

(b)           Following the occurrence of a Termination Event described in this Article III, to the extent permitted by the Company’s health and welfare plans (other than the medical plan described in Section 3.6(a)), Executive and his/her covered dependents will be eligible to continue their benefits, and the Company shall pay Executive’s and his/her covered dependents’ continuation premiums under such plans for 24 months following the date of such Termination Event, provided that the Company’s obligation to make such payments shall cease immediately to the extent that Executive and/or Executive’s covered dependents are no longer entitled to receive continuation coverage in accordance with the plans.

ARTICLE IV

TERMINATION FOR CAUSE

4.1          General Effect of Termination for Cause.  In the event Executive’s employment with the Company and its subsidiaries is involuntarily terminated by the Company with Cause at any time, whether before or after a Change of Control, then such termination of employment will not be a Termination Event, Executive will not be entitled to receive any payments or benefits under the provisions of this Agreement, and the Company will cease paying compensation or providing benefits to Executive as of Executive’s termination date.

4.2          Procedure for “Cause” Finding.

(a)           Prior to a Change in Control, Executive may only be terminated for Cause if a majority of the Board then in office determines that grounds for Cause exist.  In the event of such determination, the Company will give Executive with notice of the finding of Cause with reasonable specificity, and will provide Executive with a reasonable opportunity to meet with the Board to refute the finding.

(1)           If Executive elects to appear before the Board to dispute the finding, the Board will meet with the Executive.  Following such meeting, the Board shall reconsider its initial finding and the decision of a majority of the Board then in office will be required to confirm the determination that grounds for Cause exist.

(2)           If Executive declines to appear before the Board to dispute the finding, then the initial action by the Board shall constitute the determination to terminate Executive for Cause.

(b)           Subsequent to a Change in Control, the procedural requirements of Section 4.2(a) shall apply, except that the findings of the Board must be approved by not less than 2/3rds of the directors then in office.

ARTICLE V

LIMITATIONS AND CONDITIONS ON BENEFITS

5.1          Right to Benefits.  If a Termination Event does not occur, Executive shall not be entitled to receive any benefits described in this Agreement, except as otherwise specifically set forth herein.  If a Termination Event occurs, Executive shall be entitled to receive the benefits described in this Agreement only if Executive complies with the restrictions and limitations set forth in this Article V.

5.2          No Mitigation.  Except as otherwise specifically provided herein, Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by retirement benefits after the date of the Termination Event, or otherwise.

5.3          Withholding Taxes.  The Company shall withhold appropriate federal, state, local or foreign income, employment and other applicable taxes from any payments hereunder.

5.4          Obligations of Executive.

(a)           For two years following a Termination Event, Executive agrees not to personally solicit any of the employees either of the Company or of any entity in which the Company directly or indirectly possesses the ability to determine the voting of 50% or more of the voting securities of such entity (including two-party joint ventures in which each party possesses 50% of the total voting power of the entity) to become employed elsewhere or provide the names of such employees to any other company that Executive has reason to believe will solicit such employees.

(b)           Following the occurrence of a Termination Event, Executive agrees to continue to satisfy his/her obligations under the terms of the Company’s standard form of Agreement Regarding Confidential Information and Proprietary Development previously executed by Executive (or any comparable agreement subsequently executed by Executive in substitution or supplement thereto).

(c)           Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees that for one year following a Termination Event, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, company, business entity or other organization whatsoever, directly or indirectly, either (i) engage in any business that is a Competitive Business or (ii) enter the employ of, or render any services to, any person or entity (or any division of any person or entity) that engages in a Competitive Business.  For purposes of this Agreement, the term “Competitive Business” shall include any person or entity that competes with any business of the Company or its affiliates at the time of the Termination Event (including, without limitation, businesses that the Company or its affiliates have specific plans at the time of the Termination Event to conduct in the future, of which plans Executive is aware at that time) in any geographical area where the Company or its affiliates manufacture, sell, lease, rent, license, or otherwise provide their products or services (including, without limitation, geographical areas where the Company or its affiliates have specific plans at the time of the Termination Event to engage in one or more such activities, of which plans Executive is aware at that time).  Notwithstanding the preceding sentence, a person or entity shall be treated as a Competitive Business for purposes of this Agreement only if the Company includes such person or entity (which, unless otherwise specified by the Company, shall be considered to include all of the subsidiaries and other affiliates of such listed person or entity) on a list to be prepared by the Company at or shortly after the time of the Termination Event, such list is provided to Executive, and such list includes not more than 15 persons or entities.

Notwithstanding any provision in this Agreement to the contrary, it shall not be a violation of this Section 5.4(c) if any one or more of the following shall occur:

(i)            Executive may own, directly or indirectly, solely as a passive investment, securities of any person engaged in a Competitive Business, which securities are publicly traded on a national or regional stock exchange or on the over-the-counter market, if Executive (A) is not a controlling person of, or a member of a group that controls, such person and (B) does not, directly or indirectly, own 5% or more of any class of securities of such person.

(ii)           If Executive is providing services to or for the benefit of an entity that has two or more distinct business units, at least one of which does not constitute a Competitive Business, Executive may provide services to such entity so long as Executive does not provide services, directly or indirectly, to or for the benefit of a business unit that constitutes a Competitive Business.
(iii)          If Executive is providing services to or for the benefit of an entity that does not engage in a Competitive Business, and such entity subsequently is acquired by a person or entity that does engage in a Competitive Business, Executive may continue such employment so long as Executive does not personally engage, directly or indirectly, in such Competitive Business or otherwise advise or assist such Competitive Business.

(d)           It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 5.4 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time or territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(e)           Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 5.4(a), (b) or (c) would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and, with respect to a breach or threatened breach of Section 5.4(a) or (b) only, obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, or any other equitable remedy that may then be available.

5.5          Employee Release Prior to Receipt of Benefits.  Upon the occurrence of a Termination Event, and prior to the receipt of any benefits under this Agreement on account of the occurrence of the Termination Event, Executive shall, as of the date of the Termination Event, execute an employee release substantially in the form attached hereto as Exhibit A.  Such employee release shall specifically relate to all of Executive’s rights and claims in existence at the time of such execution relating to Executive’s employment with the Company, but shall not include (i) Executive’s rights under this Agreement, (ii) Executive’s rights under any employee benefit plan sponsored by the Company or (iii) Executive’s rights to indemnification or advancement of expenses under applicable law, the Company’s bylaws or other governing instruments or any agreement addressing such subject matter between Executive and the Company.  It is understood that Executive has 21 days to consider whether to execute such employee release and Executive may revoke such employee release within seven days after execution of such employee release.  In the event Executive does not execute such employee release within the 21-day period, or if Executive revokes such employee release within the seven-day period, no benefits shall be payable under this Agreement and this Agreement shall be null and void.  Nothing in this Agreement shall limit the scope or time of applicability of such employee release once it is executed and not timely revoked.

5.6          Compliance with Section 409A.  In the event that (i) one or more payments of compensation or benefits received or to be received by Executive pursuant to this Agreement (“Agreement Payment”) would constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) Executive is deemed at the time of such termination of employment to be a “specified employee” under Section 409A(a)(2)(B)(i) of the Code, then such Agreement Payment shall not be made or commence until the earlier of (i) the expiration of the six-month period measured from the date of Executive’s “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) with the Company or (ii) such earlier time permitted under Section 409A of the Code and the regulations or other authority promulgated thereunder; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive under Section 409A of the Code, including (without limitation) the additional 20% tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral.  During any period in which an Agreement Payment to Executive is deferred pursuant to the foregoing, Executive shall be entitled to interest on the deferred Agreement Payment at a per annum rate equal to the highest rate of interest applicable to six-month non-callable certificates of deposit with daily compounding offered by Citibank N.A., Wells Fargo Bank, N.A. or Bank of America on the date of such separation from service.  Upon the expiration of the applicable deferral period, any Agreement Payment that would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this Section 5.6 shall be paid to Executive or his/her beneficiary in one lump sum, including all accrued interest.

5.7          Golden Parachute Payments.

(a)           In the event that any payment received or to be received by Executive pursuant to this Agreement or otherwise (“Payment”) would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable federal, state, local or foreign excise tax (such excise tax, together with any interest and penalties, is hereinafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment from the Company (“Gross-Up Payment”) in such an amount that after the payment of all taxes (including, without limitation, any interest and penalties on such taxes and the Excise Tax) on the Payment and on the Gross-Up Payment, Executive shall retain an amount equal to (a) the Payment minus (b) all applicable taxes on the Payment other than the Excise Tax.  The intent of the parties is that the Company shall be solely responsible for, and shall pay, any Excise Tax on the Payment and Gross-Up Payment and any income, employment and other taxes (including, without limitation, penalties and interest) imposed on the Gross-Up Payment (as well as any loss of tax deduction caused by the Payment or the Gross-Up Payment).  Notwithstanding the foregoing, in the event that Excise Taxes could be avoided by a reduction in payments to Executive pursuant to this Agreement, the Company may reduce such payments to bring the total payments to that amount that falls immediately below the threshold triggering the Excise Tax, up to a total reduction not to exceed $25,000.

(b)           Unless the Company and Executive otherwise agree in writing, all determinations required to be made under this Section 5.7 and the assumptions to be utilized in arriving at such determinations shall be made in writing in good faith by an independent tax professional designated by the Company and reasonably acceptable to Executive (the “Independent Tax Professional”).  For purposes of making the calculations required by this Section 5.7, the Independent Tax Professional may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and Executive shall furnish to the Independent Tax Professional such information and documents as the Independent Tax Professional may reasonably request in order to make a determination under this Section 5.7.  The Company shall bear all costs that the Independent Tax Professional may reasonably incur in connection with any calculations contemplated by this Section 5.7.

ARTICLE VI

OTHER RIGHTS AND BENEFITS NOT AFFECTED

Nothing in the Agreement shall prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company and for which Executive may otherwise qualify, nor shall anything herein limit such greater rights as Executive may have under any agreements with the Company applicable to his/her Stock Options, Restricted Stock, Stock Units or other equity awards; provided, however, that any benefits provided hereunder shall be in lieu of any other severance benefits to which Executive may otherwise be entitled, including (without limitation) under any employment contract or severance plan, program or arrangement.  Except as otherwise expressly provided herein, amounts that are vested benefits or that Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company at or subsequent to the date of a Termination Event shall be payable in accordance with such plan, policy, practice or program.

ARTICLE VII

NON-ALIENATION OF BENEFITS

No benefit hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void.

ARTICLE VIII

DEFINITIONS

For purposes of the Agreement, the following terms shall have the meanings set forth below:

8.1          “Base Salary” means Executive’s annual salary (excluding bonus, any other incentive or other payments and stock option exercises) from the Company at the time of the occurrence of the Change of Control (if applicable) or the Termination Event, whichever is greater.

8.2          “Cause” means (i) an unauthorized use or disclosure by Executive of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (ii) a material breach by Executive of any agreement between Executive and the Company, (iii) a material failure by Executive to comply with the Company’s written policies or rules resulting in material harm to the Company, (iv) Executive’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof or the equivalent under the applicable laws outside of the United States, (v) Executive’s gross negligence or willful misconduct resulting in material harm to the Company, (vi) a continuing failure by Executive to perform assigned duties after receiving written notification of such failure or (vii) a failure by Executive to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested Executive’s cooperation.

8.3          “Change of Control” means:

(a)           The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (i) the continuing or surviving entity and (ii) any direct or indirect parent corporation of such continuing or surviving entity;

(b)           The sale, transfer or other disposition of all or substantially all of the Company’s assets;

(c)           A change in the composition of the Board, as a result of which fewer than 50% of the incumbent directors are directors who either:

(i)           Had been directors of the Company on the date 24 months prior to the date of such change in the composition of the Board (the “Original Directors”); or
(ii)          Were appointed to the Board, or nominated for election to the Board, with the affirmative votes of at least a majority of the aggregate of (A) the Original Directors who were in office at the time of their appointment or nomination and (B) the directors whose appointment or nomination was previously approved in a manner consistent with this Paragraph (ii); or

(d)           Any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of securities of the Company representing at least 30% of the total voting power represented by the Company’s then outstanding voting securities.  For purposes of this Subsection (d), the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a Parent or Subsidiary and (ii) a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of Shares.

A transaction shall not constitute a Change in Control if its sole purpose is to change the jurisdiction of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

8.4          “Company” means Verigy Ltd., a Singapore corporation, and any successor thereto and its subsidiaries; provided, however, that with respect to determining whether a Change in Control has occurred, the term “Company” shall mean Verigy Ltd. exclusively.

8.5          “Disability” means that Executive is unable to perform the duties of his/her office with the Company or any subsidiary, and is unable to perform substantially equivalent duties, by reason of any medically determinable physical or mental impairment, and such condition has lasted or can be expected to last for a continuous period of not less than 12 months.

8.6          “Good Reason” means: (i) a reduction of Executive’s rate of compensation as in effect on the Effective Date of this Agreement or, if a Change of Control has occurred, as in effect immediately prior to the occurrence of a Change of Control, other than reductions in Base Salary that apply broadly to employees of the Company or reductions due to varying metrics and achievement of performance goals for different periods under variable-pay programs; (ii) either (A) failure to provide a package of benefits that, taken as a whole, provides substantially similar benefits to those in which Executive is entitled to participate as of the Effective Date (except that employee contributions may be raised to the extent of any cost increases related to such benefits where such increases in employee contributions are broadly applicable to employees of the Company) or (B) any action by the Company that would significantly and adversely affect Executive’s participation or reduce Executive’s benefits under any of the Company’s benefit plans, other than changes that apply broadly to employees of the Company; (iii) a change in Executive’s duties, responsibilities, authority, job title or reporting relationships resulting in a significant diminution of position, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith that is remedied by the Company promptly after notice thereof is given by Executive; (iv) a request that Executive relocate to a worksite that is more than 25 miles from his/her prior worksite, unless Executive accepts such relocation opportunity; (v) a failure or refusal of a successor to the Company to assume the Company’s obligations under this Agreement, as provided in Section 9.9 or (vi) a material breach by the Company or any successor to the Company of any of the material provisions of this Agreement.  [Last Sentence Version A:  For purposes of clause (iii) of the immediately preceding sentence, Executive’s duties, responsibilities, authority, job title or reporting relationships shall not be considered to be significantly diminished (and therefore shall not constitute “Good Reason”) so long as Executive continues to perform substantially the same functional role for the Company as Executive performed immediately prior to the occurrence of the Change of Control, even if the Company becomes a subsidiary or division of another entity.] [Last Sentence Version B:  For purposes of clause (iii) of the immediately preceding sentence, Executive’s duties, responsibilities, authority, job title or reporting relationships shall be considered to be significantly diminished (and therefore shall constitute “Good Reason”) if Executive no longer to performs substantially the same functional role for the Company as Executive performed immediately prior to the occurrence of the Change of Control of an entity whose equity securities are publicly traded; provided, however, that prior to terminating his/her employment for Good Reason under clause (iii) of the immediately preceding sentence solely as a result of the entity for which Executive is providing services not being an entity whose securities are publicly traded, Executive shall notify the successor entity of his/her intention to so terminate his/her employment and shall provide the successor entity with a reasonable period of time, not to exceed 90 days, to negotiate terms of employment which meet Executive’s requirements.  If, at the end of the notice and negotiation period, the parties are unable to arrive at mutually satisfactory terms and conditions of employment, then Executive may exercise his/her right to termination for good reason as a result of no longer serving in a comparable role with a company whose securities are publicly traded.]

8.7          “Target Bonus” means:

(a)           With respect to a Termination Event occurring on or before October 31, 2008, the “Target Bonus” shall be an amount equal to the annualized bonus compensation that Executive would be entitled to receive under the terms of any applicable performance-based compensation plan in effect at the time of Executive’s Termination Event, as set for Executive by the Compensation Committee of the Board or other authorized body, covering the 12-month period ending at the end of the performance period during which Executive’s Termination Event occurs, assuming that the performance objectives are fully met.  The “Target Bonus” amount shall equal 100% of the target amount regardless of whether or not, or to what degree, the actual performance objectives are met.

(b)           With respect to a Termination Event occurring on or after November 1, 2008, the “Target Bonus” shall be an amount equal to an average of the annualized bonus compensation paid to Employee with respect to the two fiscal years of the Company most recently preceding the date of the Termination Event; provided, however, that if the Executive’s target bonus in the year in which the Termination Event occurs, expressed as a percent of Executive’s Base Salary, is higher than the percentage target bonus levels in the years used for purposes of the average, then an equitable adjustment will be made to the prior year amounts so as to treat Executive as if s/he were at the higher target bonus percentage for the years used to determine the average.

8.8          “Termination Event” means an involuntary termination of employment described in Section 2.1 or 3.1(a) or a voluntary termination of employment described in Section 3.2(a).  No other event shall be a Termination Event for purposes of this Agreement.

ARTICLE IX

GENERAL PROVISIONS

9.1          Interpretation.  The parties acknowledge that Executive may serve as an officer and/director of the Company as well as an officer and/or director of one or more of the Company’s subsidiaries.  It is the parties’ intention that, when determining whether a Termination Event or Change of Control has occurred, the parties will look at the facts and circumstances affecting the highest level entity in the Company’s corporate family in which

Executive plays a role.  For example, an executive officer of the Company who also served on the Board or as an officer of one or more of the Company’s subsidiaries will not be deemed to have experienced a change in Executive’s duties, responsibilities, authority, job title or reporting relationships resulting in a significant diminution of position solely as a result of the change at the subsidiary level, i.e., changes implemented solely at the subsidiary level but not at the higher level would not constitute Good Cause unless the overall effect of the subsidiary-level changes resulted in a significant diminution of overall position with the Company and its subsidiaries taken as a whole.

9.2          Subsidiaries Bound.  To the extent that Executive is employed by a subsidiary of Verigy Ltd. and not by Verigy Ltd. itself, (i) Executive’s Base Salary and Target Bonus shall be the amounts as so defined as payable by Executive’s direct employer; and (ii) to the extent that Verigy Ltd. itself is not the direct employer or otherwise paying the benefits due to Executive under this Agreement, Verigy Ltd. shall cause the subsidiary directly employing Executive to make provide the benefits due to Executive under this Agreement.

9.3          Notices.  Any notices provided hereunder must be in writing, and such notices or any other written communication shall be deemed effective upon the earlier of personal delivery (including personal delivery by telex or facsimile) or the third day after mailing by first-class mail, to the Company at its primary office location and to Executive at Executive’s address as listed in the Company’s payroll records.  Any payments made by the Company to Executive under the terms of this Agreement shall be delivered to Executive either in person or at such address as listed in the Company’s payroll records.

9.4          Severability.  It is the intent of the parties to this Agreement that, whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

9.5          Waiver.  If either party should waive any breach of any provisions of this Agreement, that party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

9.6          Complete Agreement.  This Agreement, including Exhibit A, constitutes the entire agreement between Executive and the Company and is the complete, final and exclusive embodiment of their agreement with regard to this subject matter; provided that nothing herein shall limit such greater rights as Executive may have under any agreements with the Company applicable to his/her Stock Options, Restricted Stock, Stock Units or other equity awards.  This Agreement shall be deemed to be an amendment of any agreements between Executive and the Company applicable to his/her Stock Options, Restricted Stock, Stock Units or other equity awards to the extent that this Agreement provides greater rights.  This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein.  Without limiting the foregoing, this Agreement supersedes and replaces all prior agreements and understandings, whether written or oral, on the matters set forth herein that may exist between

Executive and the Company or its predecessor, Agilent Technologies, Inc. (“Agilent”) or any of their respective subsidiaries.

9.7          Counterparts.  This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

9.8          Headings.  The headings of the Articles and Sections hereof are inserted for convenience only and shall neither be deemed to constitute a part hereof nor to affect the meaning thereof.

9.9          Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not delegate any of Executive’s duties hereunder and may not assign any of Executive’s rights hereunder without the written consent of the Company, which consent shall not be withheld unreasonably.  Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets, whether or not such successor executes and delivers an assumption agreement referred to in the preceding sentence or becomes bound by the terms of this Agreement by operation of law or otherwise.

9.10        Amendment or Termination of this Agreement.  This Agreement may be changed or terminated only upon the mutual written consent of the Company and Executive.

9.11        Attorney Fees.  If either party hereto brings any action to enforce such party’s rights hereunder, the prevailing party in any such action shall be entitled to recover such party’s reasonable attorneys’ fees and costs incurred in connection with such action.

9.12        Arbitration.  In order to ensure rapid and economical resolution of any dispute that may arise under this Agreement, Executive and the Company agree that any and all disputes or controversies arising from or regarding the interpretation, performance, enforcement or termination of this Agreement shall first be submitted for non-binding mediation.  If complete agreement cannot be reached within 60 days after the date of submission to mediation, any remaining issues will be submitted to the American Arbitration Association to be resolved by final and binding arbitration under the its National Rules for the Resolution of Employment Disputes and California Law.

9.13        Choice of Law.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.

9.14        Construction of Agreement.  In the event of a conflict between the text of the Agreement and any summary, description or other information regarding the Agreement, the text of the Agreement shall control.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year written above.

Verigy Ltd.,	EXECUTIVE
a Singapore corporation

(Signature of Authorized Signatory)	Signature

(Print Name & Title of Signatory)

Exhibit A: General Release and Agreement

Exhibit A

GENERAL RELEASE AND AGREEMENT

This General Release and Agreement (the “Agreement”) is made and entered into by                             (“Executive”).  The Agreement is part of an agreement between Executive and Verigy Ltd. (“Verigy”) to terminate Executive’s employment with Verigy on the terms set forth in the Severance Agreement dated                            , 200   , between Verigy and Executive (the “Severance Agreement”).

Verigy and Executive hereby agree as follows:

1.                                       Executive agrees to attend a Functional Exit Interview on                         , 20    , at which time all company property and identification will be turned in and the appropriate personnel documents will be executed.  Thereafter, Executive agrees to do such other acts as may be reasonably requested by Verigy in order to effectuate the terms of this Agreement.  Executive agrees to remove all personal effects from his/her current office within seven days of signing this Agreement and in any event not later than                         , 20    .

2.                                       Executive agrees not to make any public statement or statements to the press concerning Verigy, its business objectives, its management practices, or other sensitive information without first receiving Verigy’s written approval.  Executive further agrees to take no action that would cause Verigy or its employees or agents any embarrassment or humiliation or otherwise cause or contribute to Verigy’s or any such person’s being held in disrepute by the general public or Verigy’s employees, clients, or customers.  Verigy agrees to take no action that would cause Executive any embarrassment or humiliation or otherwise cause or contribute to Executive’s being held in disrepute by the general public or by Verigy’s employees, clients or customers.

3.                                       Executive, on behalf of Executive and his/her heirs, estate, executors, administrators, successors and assigns, does fully release, discharge, and agree to hold harmless Verigy, its officers, agents, employees, attorneys, subsidiaries, affiliated companies, predecessors, successors and assigns from all actions, causes of action, claims, judgments, obligations, damages, liabilities, costs, or expense of whatsoever kind and character that he may have, including but not limited to:

a.                                       any claims relating to employment discrimination on account of race, sex, age, national origin, creed, disability, or other basis, whether or not arising under the Federal Civil Rights Acts, the Age Discrimination in Employment Act, California Fair Employment and Housing Act, the Rehabilitation Act of 1973, the Americans With Disabilities Act, any amendments to the foregoing laws, or any other federal, state, county, municipal, foreign or other law, statute, regulation or order relating to employment discrimination;

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b.                                      any claims relating to pay or leave of absence arising under the Fair Labor Standards Act, the Family Medical Leave Act, and any similar laws enacted in California or any other jurisdiction;

c.                                       any claims for reemployment, salary, wages, bonuses, vacation pay, stock options, acquired rights, appreciation from stock options, stock appreciation rights, benefits or other compensation of any kind;

d.                                      any claims relating to, arising out of, or connected with Executive’s employment with Agilent Technologies, Inc. (“Agilent”) or Verigy, or their respective subsidiaries, whether or not the same be based upon any alleged violation of public policy; compliance (or lack thereof) with any internal policy, procedure, practice or guideline; or any oral, written, express, and/or implied employment contract or agreement, or the breach of any terms thereof, including but not limited to, any implied covenant of good faith and fair dealing; or any federal, state, county, municipal or foreign law, statute, regulation or order, whether or not relating to labor or employment; and

e.                                       any claims relating to, arising out of, or connected with any other matter or event occurring prior to the execution of this Agreement, whether or not brought before any judicial, administrative, or other tribunal.

The foregoing notwithstanding, Executive does not release any actions, causes of action, claims, judgments, obligations, damages, liabilities, costs or expense of whatsoever kind and character that he may have with respect to (i) Executive’s rights under this Agreement or the Severance Agreement, (ii) Executive’s rights under any employee benefit plan sponsored by Agilent or Verigy or (iii) Executive’s rights to indemnification or advancement of expenses under applicable law, the bylaws of Agilent or Verigy, or other governing instruments or any agreement addressing such subject matter between Executive and Agilent or Verigy.

4.                                       Executive represents and warrants that Executive has not assigned any such claim or authorized any other person or entity to assert such claim on Executive’s behalf.  Further, Executive agrees that under this Agreement Executive waives any claim for damages incurred at any time in the future because of alleged continuing effects of past wrongful conduct involving any such claims and any right to sue for injunctive relief against the alleged continuing effects of past wrongful conduct involving such claims.

5.                                       In entering into this Agreement, the parties have intended that this Agreement be a full and final settlement of all matters, whether or not presently disputed, that could have arisen between them.

6.                                       Executive understands and expressly agrees that this Agreement extends to all claims of every nature and kind whatsoever, known or unknown, suspected or unsuspected, past or present, and all rights under Section 1542 of the California Civil Code and/or any similar statute or law or any other jurisdiction are hereby expressly waived.  Such Section reads as follows:

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“Section 1542.  A general release does not extend to claims which the creditor does not know or suspect to exist in his/her favor at the time of executing the release, which if known by him must have materially affected his/her settlement with the debtor.”

7.                                       It is expressly agreed that the claims released pursuant to this Agreement include all claims against individual employees of Verigy, whether or not such employees were acting within the course and scope of their employment.

8.                                       Executive understands and agrees that, as a condition of this Agreement, Executive shall not be entitled to any employment (including employment as an independent contractor or otherwise) with Verigy, its subsidiaries or related companies, or any successor, and Executive hereby waives any right, or alleged right, of employment or re-employment with Verigy.  Executive further agrees not to apply for employment with Verigy in the future and not to institute or join any action, lawsuit or proceeding against Verigy, its subsidiaries, related companies or successors for any failure to employ Executive.  In the event Executive should secure such employment, it is agreed that such employment is voidable without cause in the sole discretion of Verigy.  After terminating Executive’s employment, should Executive become employed by another company that Verigy merges with or acquires after the date of this Agreement, Executive may continue such employment only if Verigy makes offers of employment to all employees of the acquired or merged company.

9.                                       Executive agrees that the terms, amount and fact of settlement shall be confidential until Verigy needs to make any required disclosure of any agreements between Verigy and Executive.  Therefore, except as may be necessary to enforce the rights contained herein in an appropriate legal proceeding or as may be necessary to receive professional services from an attorney, accountant, or other professional adviser in order for such adviser to render professional services, Executive agrees not to disclose any information concerning these arrangements to anyone, including, but not limited to, past, present and future employees of Verigy, until such time of the public filings.

10.                                 The terms of this Agreement are intended by the parties as a final expression of their agreement with respect to such terms as are included in this Agreement and may not be contradicted by evidence of any prior or contemporaneous agreement.  The parties further intend that this Agreement constitutes the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial or other proceeding, if any, involving this Agreement.  No modification of this Agreement shall be effective unless in writing and signed by both parties hereto.

11.                                 It is further expressly agreed and understood that Executive has not relied upon any advice from Verigy and/or its attorneys whatsoever as to the taxability, whether pursuant to federal, state, local or foreign income tax statutes or regulations or otherwise, of the payments made hereunder and that Executive will be solely liable for all tax obligations, if any, arising from payment of the sums specified herein and shall hold Verigy harmless from any tax obligations arising from said payment.

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12.                                 If there is any dispute arising out of or related to this Agreement, which cannot be settled by good-faith negotiation between the parties, such dispute will be submitted to JAMS for non-binding mediation.  If complete agreement cannot be reached within 60 days of submission to mediation, any remaining issues will be submitted to JAMS for final and binding arbitration pursuant to JAMS Arbitration Rules and Procedures for Employment Disputes.  The reference to JAMS shall refer to any successor to JAMS, if applicable.  BY ENTERING INTO THIS AGREEMENT, EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE IS WAIVING EXECUTIVE’S RIGHT TO JURY TRIAL OF ANY DISPUTE COVERED BY THIS AGREEMENT.

13.                                 The following notice is provided in accordance with the provisions of Federal Law:

You have up to 21 days from the date this General Release and Agreement is given to you in which to accept its terms, although you may accept it any time within those 21 days.  You are advised to consult with an attorney regarding this Agreement.  You have the right to revoke your acceptance of this Agreement at any time within seven days from the date you sign it, and this Agreement will not become effective and enforceable until this seven-day revocation period has expired.  To revoke your acceptance, you must send a written notice of revocation to Verigy Ltd., Attention: Vice President and General Counsel, by 5:00 p.m. on or before the seventh day after you sign this Agreement.

EXECUTIVE FURTHER STATES THAT EXECUTIVE HAS HAD THE OPPORTUNITY TO CONSULT WITH THE ATTORNEY OF EXECUTIVE’S CHOICE, THAT EXECUTIVE HAS CAREFULLY READ THIS AGREEMENT, THAT EXECUTIVE HAS HAD AMPLE TIME TO REFLECT UPON AND CONSIDER ITS CONSEQUENCES, THAT EXECUTIVE FULLY UNDERSTANDS ITS FINAL AND BINDING EFFECT, THAT THE ONLY PROMISES MADE TO EXECUTIVE TO SIGN THIS AGREEMENT ARE THOSE STATED ABOVE OR IN THE SEVERANCE AGREEMENT, AND THAT EXECUTIVE IS SIGNING THIS AGREEMENT VOLUNTARILY.

IN WITNESS WHEREOF, this Agreement has been executed in duplicate originals on the dates indicated below, and shall become effective as indicated above.

EXECUTIVE

Signature:

Print Name:

Date:

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